As filed with the Securities and Exchange Commission on June 16, 2017

Registration No. 333-165869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kaiser Aluminum Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3030279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610

(949) 614-1740

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Donnan

Executive Vice President—Legal, Compliance and Human Resources

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610

(949) 614-1740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Troy B. Lewis

Charles T. Haag

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

(214) 220-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement (the “Registration Statement”) on Form S-3 (No. 333-165869), filed by Kaiser Aluminum Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on April 2, 2010, as amended by Amendment No. 1 thereto filed with the Commission on June 22, 2010, and as further amended by Amendment No. 2 thereto filed with the Commission on July 2, 2010, registering 3,708,922 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for resale by the voluntary employees’ beneficiary association trust that provides benefits for certain eligible retirees represented by certain unions and their spouses and eligible dependants referred to as the Union VEBA Trust (the “Selling Stockholder”). The Registrant is filing this Post-Effective Amendment No. 1 to deregister any unsold shares of Common Stock that were registered under the Registration Statement.

The Selling Stockholder has terminated any and all offerings of its Common Stock pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on June 16, 2017.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan
John M. Donnan
Executive Vice President – Legal, Compliance and Human Resources

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign the Post-Effective Amendments to the Registration Statements.